Exhibit 99.1

Item 6. Selected Financial Data
The balance sheet data as of December 31, 2012 and 2011, and the statements of operations data for the years ended December 31, 2012, 2011 and 2010, all of which are set forth below, are derived from the consolidated financial statements included elsewhere in this Current Report on Form 8-K and should be read in conjunction with those financial statements and the notes thereto. The balance sheet data as of December 31, 2010, 2009 and 2008 and the statements of operations data for the years ended December 31, 2009 and 2008 shown below were derived from previously issued financial statements, adjusted for applicable discontinued operations and the change in accounting policy for defined benefit pension plans and other postretirement benefit plans described below.
Change in accounting policy regarding pension and other postretirement benefits
Effective January 1, 2013, we elected to change our policy for recognizing actuarial gains and losses and changes in the fair value of plan assets for our defined benefit pension plans and other postretirement benefit plans. We now immediately recognize in operating results net actuarial gains and losses and the change in fair value of plan assets annually in the fourth quarter of each fiscal year and whenever a plan is required to be remeasured. The remaining components of our net periodic benefit cost are recorded on a quarterly basis. For further discussion, see Note 2 - Summary of Accounting Policies in the consolidated financial statements included as Exhibit 99.3 to this Current Report on Form 8-K. Financial information for prior periods has been retrospectively adjusted.

EX 99.1 - 1

	Year Ended December 31,
	2012	2011	2010	2009	2008
	As Adjusted
	(In $ millions, except per share data)
Statement of Operations Data
Net sales	6,418	6,763	5,918	5,082	6,823
Other (charges) gains, net	(14)	(48)	(46)	(136)	(108)
Operating profit	175	402	398	144	(107)
Earnings (loss) from continuing operations before tax	321	467	433	105	(114)
Earnings (loss) from continuing operations	376	426	361	399	(172)
Earnings (loss) from discontinued operations	(4)	1	(49)	4	(90)
Net earnings (loss) attributable to Celanese Corporation	372	427	312	403	(261)
Earnings (loss) per common share
Continuing operations — basic	2.37	2.72	2.31	2.71	(1.22)
Continuing operations — diluted	2.35	2.68	2.28	2.54	(1.22)
Balance Sheet Data (as of the end of period)
Total assets	9,000	8,518	8,281	8,412	7,158
Total debt	3,098	3,017	3,218	3,501	3,533
Total Celanese Corporation stockholders’ equity	1,730	1,341	926	586	174
Other Financial Data
Depreciation and amortization	308	298	287	308	350
Capital expenditures(1)	339	364	222	167	267
Dividends paid per common share(2)	0.27	0.22	0.18	0.16	0.16
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(1)
Amounts include accrued capital expenditures. Amounts do not include capital expenditures related to capital lease obligations or capital expenditures related to the relocation and expansion of our POM plant in Kelsterbach. See Note 24 - Supplemental Cash Flow Information and Note 27 - Plant Relocation in the accompanying consolidated financial statements.

(2)
Annual dividends for the year ended December 31, 2012 consist of two quarterly dividend payments of $0.06 and two quarterly dividend payments of $0.075 per share. In April 2012 the Board of Directors approved a 25% increase in our quarterly dividend rate from $0.06 to $0.075 per share of Series A common stock applicable to dividends payable beginning in August 2012. Annual dividends for the year ended December 31, 2011 consist of two quarterly dividend payments of $0.05 and two quarterly dividend payments of $0.06 per share. In April 2011 the Board of Directors approved a 20% increase in our quarterly dividend rate from $0.05 to $0.06 per share of Series A common stock applicable to dividends payable beginning in August 2011.

EX 99.1 - 2